Exhibit 99.1


Register.com Appoints Mitchell I. Quain as Executive Chairman

    NEW YORK--Nov. 26, 2002--Register.com, Inc. (NASDAQ: RCOM), a leading provider of global domain name registration and Internet services, announced today that Mitchell I. Quain has been named
Executive Chairman, an expansion upon his role as Chairman of the Board.
    As Executive Chairman, Mr. Quain will work closely with Richard Forman, President and CEO, to lead Register.com through the restructuring plans that the Company is currently developing. In addition, Mr. Quain will provide oversight on Register.com's corporate and strategic development and will have direct responsibility for supervising certain staff functions.
    Mr. Quain will work full time at Register.com's headquarters and will hold the position of Executive Chairman for a period of one year, at which time he will return to the position of non-executive Chairman of the Board.
    "I am pleased to have Mitch take on these additional responsibilities which will help facilitate the Company's restructuring plans," said Mr. Forman. "His strategic and managerial expertise continue to be significant assets to Register.com as we work to increase shareholder value."
    "My involvement with the Company on a daily basis will provide Richard with significantly more bandwidth to work with the General Managers of our customer segments as well as with our technology and operations functions," said Mr. Quain. "I look forward to working closely with him to drive operational efficiencies and profitability."

    About Register.com
    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.
    In October 2002, Register.com was named among Deloitte & Touche's Technology Fast 50 in New York. The company was founded in 1994 and is based in Manhattan.

    Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainties caused by the current economic slowdown which is impacting our business and our customers' businesses, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of its registration services, uncertainty of regulations related to the domain registration business and the Internet, generally, the rate of growth of the Internet and domain name industry, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2002. Register.com undertakes no obligation to update any of the forward-looking statements after the date of this press release.

    CONTACT: Register.com, Inc.
             Investor Relations:
             Stephanie Marks, 212/798-9169
             smarks@register.com


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